UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
    Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

                             The Wilber Corporation
             (Exact name of registrant as specified in its charter)

                New York                               15-6018501
(State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization)                    Identification No.)

  245 Main Street, P.O. Box 430, Oneonta, NY                    13820
  (Address of principal executive offices)                   (Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

   Title of each class                      Name of each exchange on which
   to be so registered                      Each class is to be registered

  Common Stock, $0.01 par value               American Stock Exchange



If this form relates to the registrat- If this form relates to the registration ion of securities pursuant to Section of securities pursuant to Section 12(g) 12(b)of the Exchange Act and is effec- of the Exchange Act and is effective tive pursuant to General Instruction pursuant to General Instruction A.(d),
A.(c),check the following box [X]       check the following box [ ]


Securities Act registration file number to which this form relates:  001-31896


Securities to be registered pursuant to Section 12(g) of the Act:

  Title of each class                         Name of each exchange on which
  to be so registered                         Each class is to be registered

         None                                           None

Item 1. Description of Registrant's Securities to be Registered.

Common Stock. We are authorized to issue 16,000,000 shares of common stock, $0.01 par value per share. As of January 30, 2004 there were 11,209,392 shares of common stock issued and outstanding, 2,752,272 shares held in treasury and 2,038,356 shares authorized and unissued. We are listing on the American Stock Exchange on or around February 12, 2004, our issued and outstanding shares and treasury shares totaling 13,961,644. All of our common stock outstanding and in treasury are validly issued, fully paid and non-assessable.

Rights and Voting. Shareholders of record of the Company's common stock have full rights to dividends declared by the Company's Board of Directors. Each share of stock entitles the holder to one (1) vote. However, in all elections of Directors of the Company, each shareholder is entitled to cumulative voting, which means that they have votes equal to the number of votes he / she would be entitled to cast for the election of Directors multiplied by the number of Directors to be elected. The shareholder may cast all of such votes for a single Director or may distribute them among the number to be voted for, or any two or more of them, as the shareholder sees fit. For example, a shareholder who owns one hundred (100) shares on a record date to vote for six (6) directors will hold six hundred votes (600). The shareholder, at his / her election, may (i) place 100 votes for each of the nominated directors, or (ii) place 600 votes for one of the nominated directors, or (iii) place 400 votes for one director and 200 votes for another director, or (iv) any other combination, as long as, the total votes do not exceed 600.

No merger, consolidation, liquidation or dissolution of the Company nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Company shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock. This requirement cannot be changed without the affirmative vote of holders of at least a sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of common stock.


Item 2.  Exhibits.

NONE.


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereto duly authorized.

(Registrant)      The Wilber Corporation
                  --------------------------------------------------------------
Date:             February 11, 2004
                  --------------------------------------------------------------
By:               /s/ Joseph E. Sutaris, Secretary and Chief Financial Officer
                  --------------------------------------------------------------